Financial Statements and Report of
                   Independent Certified Public Accountants

                       FULL MOON INTERACTIVE GROUP, INC.

                         July 31, 1999, 1998 and 1997

                                    CONTENTS


                                                                         PAGE

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS               3

         FINANCIAL STATEMENTS

              BALANCE SHEETS                                              4

              STATEMENTS OF INCOME                                        5

              STATEMENT OF STOCKHOLDERS' EQUITY                           6

              STATEMENTS OF CASH FLOWS                                    7

              NOTES TO FINANCIAL STATEMENTS                               8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Full Moon Interactive Group, Inc.

We have audited the accompanying balance sheets of Full Moon Interactive Group, Inc. (a California corporation) as of July 31, 1999 and 1998, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Full Moon Interactive Group, Inc. as of July 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1999, in conformity with generally accepted accounting principles.



/s/ GRANT THORNTON LLP
------------------------------------


Los Angeles, California
October 28, 1999 (except for Note L, as to which the date is November 23, 1999)

                        Full Moon Interactive Group, Inc.
                                 BALANCE SHEETS
                                    July 31,

                                     ASSETS
                                                                                  1999                1998
                                                                              -----------          ---------
Current assets
     Cash and cash equivalents                                                $    49,568          $  70,755
                                                                              -----------          ---------
     Accounts receivable, less allowance for doubtful accounts of
        $25,000 in 1999 and 1998                                                1,070,683            539,346

               Total current assets                                             1,120,251            610,101

Furniture and equipment, net                                                      185,969            117,673
Deposits and other assets                                                          90,570             10,570
                                                                              -----------          ---------
                                                                              $ 1,396,790          $ 738,344
                                                                              ===========          =========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Short term borrowings                                                    $    69,890          $      --
     Accounts payable and accrued expenses                                        425,075            142,735
     Due to stockholder                                                            33,427             55,436
     Billings in excess of costs incurred                                         295,107            180,957
     Current maturities of capital lease obligations                               42,611             19,323
     Deferred income taxes                                                        143,830             88,766
     Income taxes payable                                                          26,312             14,277
                                                                              -----------          ---------
               Total current liabilities                                        1,036,252            501,494
Capital lease obligations, net of current maturities                               32,341             25,820
                                                                              -----------          ---------
               Total liabilities                                                1,068,593            527,314

Commitments                                                                            --                 --

Stockholders' equity
     Common stock,  no par value - 10,000,000 shares authorized,
        1,000,000 shares issued and outstanding as of July 31, 1999
        and 1998                                                                   64,600             64,600
     Retained earnings                                                            263,597            146,430
                                                                              -----------          ---------
                                                                                  328,197            211,030
                                                                              -----------          ---------
                                                                              $ 1,396,790          $ 738,344
                                                                              ===========          =========

        The accompanying notes are an integral part of these statements.


                        Full Moon Interactive Group, Inc.
                              STATEMENTS OF INCOME
                              Years ended July 31,

                                                         1999         1998         1997
                                                      ----------   ----------   ----------
Revenues                                              $3,813,951   $2,384,854   $  818,869

Operating expenses
      Project personnel and expenses                   2,192,343    1,442,518      560,801
      Selling, general and administrative expenses     1,419,114      660,667      204,322
                                                      ----------   ----------   ----------

           Total operating expenses                    3,611,457    2,103,185      765,123
                                                      ----------   ----------   ----------

           Operating income                              202,494      281,669       53,746

Interest expense, net                                     14,857        3,746        5,221
                                                      ----------   ----------   ----------

           Income before provision for income taxes      187,637      277,923       48,525

Provision for income taxes                                70,470      106,973       15,945
                                                      ----------   ----------   ----------

           Net income                                 $  117,167   $  170,950   $   32,580
                                                      ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                        Full Moon Interactive Group, Inc.

                        STATEMENT OF STOCKHOLDERS' EQUITY

                    Years ended July 31, 1997, 1998 and 1999


                                                           Common Stock
                                                    -------------------------
                                                     Number                           Retained          Owner's
                                                    of Shares          Amount         earnings          equity            Total
                                                    ---------         -------         ---------        ---------        ---------
Balance at August 1, 1996                                   -        $      -         $       -        $       -        $       -

Net income of the sole
   proprietorship for the period
   August 1, 1996 through the
  date of incorporation
  (December 30, 1996)                                       -               -                 -           57,100           57,100

Contribution of owner's equity
  on date of incorporation                            850,000          57,100                 -          (57,100)               -

Issuance of common stock
   for services                                       150,000           7,500                 -                -            7,500
Net loss for the period
   December 31, 1996 through
   July 31, 1997                                            -               -           (24,520)               -          (24,520)
                                                    ---------        --------         ---------        ---------        ---------
Balance at July 31, 1997                            1,000,000          64,600           (24,520)               -           40,080

Net income for the year ended
   July 31, 1998                                            -               -           170,950                -          170,950
                                                    ---------        --------         ---------        ---------        ---------
Balance at July 31, 1998                            1,000,000          64,600           146,430                -          211,030

Net income for the year ended
   July 31, 1999                                            -               -           117,167                -          117,167
                                                    ---------        --------         ---------        ---------        ---------
Balance at July 31, 1999                            1,000,000        $ 64,600         $ 263,597        $       -        $ 328,197
                                                    =========        ========         =========        =========        =========

        The accompanying notes are an integral part of these statements.


                        Full Moon Interactive Group, Inc.
                            STATEMENTS OF CASH FLOWS
                              Years ended July 31,

                                                                             1999         1998          1997
                                                                           ---------    ---------    ---------
Cash flows from operating activities:
     Net income for the year                                               $ 117,167    $ 170,950    $  32,580
     Adjustments to reconcile net income to net cash
         provided by operating activities
             Depreciation and amortization                                    68,913       30,634        9,056
             Provision for bad debts                                              --       25,000           --
             Deferred income taxes                                            55,064      100,562      (11,796)
             Common stock issued for services                                     --           --        7,500
             Change in assets and liabilities:
                Increase in trade accounts receivable                       (707,734)    (518,969)     (45,377)
                Increase in accounts payable and accrued expenses            282,340       91,593       51,141
                Increase in billings in excess of costs incurred             290,547      144,707       36,250
                Increase (decrease) in income taxes payable                   12,034      (13,463)      27,741
                Increase in deposits and other assets                        (80,000)     (10,570)          --
                                                                           ---------    ---------    ---------

                    Net cash provided by  operating activities                38,331       20,444      107,095
                                                                           ---------    ---------    ---------

Cash flows from investing activities:
      Acquisition of furniture and equipment                                 (80,582)     (71,107)     (25,751)
                                                                           ---------    ---------    ---------

Cash flows from financing activities:
     Principal payments of capital lease obligations                         (26,817)     (11,344)      (4,018)
     Advances from principal stockholder                                          --      118,000       15,000
     Repayments of advances from principal stockholder                       (22,009)     (72,564)      (5,000)
     Proceeds from line of credit                                             69,890           --           --
                                                                           ---------    ---------    ---------

                    Net cash provided by financing activities                 21,064       34,092        5,982
                                                                           ---------    ---------    ---------

                    Net (decrease) increase in cash and cash equivalents     (21,187)     (16,571)      87,326

Cash and cash equivalents at beginning of period                              70,755       87,326           --
                                                                           ---------    ---------    ---------

Cash and cash equivalents at the end of period                             $  49,568    $  70,755    $  87,326
                                                                           =========    =========    =========

Supplemental disclosure of cash flow information:
     Interest paid                                                         $  15,935    $   8,547    $   4,848
                                                                           =========    =========    =========

     Income taxes paid                                                     $   3,371    $   4,775    $      --
                                                                           =========    =========    =========

Noncash investing and financing activities:
     Assets acquired under capital leases                                  $  56,626    $  29,085    $  31,420
                                                                           =========    =========    =========

        The accompanying notes are an integral part of these statements.

                        Full Moon Interactive Group, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                          July 31, 1999, 1998 and 1997


NOTE A - DESCRIPTION OF BUSINESS

    Full Moon Interactive Group, Inc. (the "Company") is an Internet architect focused on developing Internet businesses and websites for Fortune 500 clients. The Company develops, deploys and operates Internet business systems and builds systems that add value to a diverse range of e-business operations: online banking, investment portfolio management, e-commerce transactions, marketing programs, post-transaction service and fulfillment, customer service, and affinity group communities. The Company operates within one industry segment.

    The Company was incorporated on December 30, 1996. Prior to its incorporation, the Company operated as a sole proprietorship of the current principal stockholder. On December 30, 1996, the owner's equity of the sole proprietorship was contributed to the Company in exchange for the issuance of common stock. The statements of net income, stockholders' equity and cash flows for the fiscal year ended July 31, 1997 include the activity of the sole proprietorship from August 1, 1996 through December 30, 1996 and the activity of the incorporated Company from December 31, 1996 through July 31, 1997.

    The Company is subject to various risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in the new and rapidly evolving market for Internet-based products and services. Such risks and uncertainties include, but are not limited to, its limited operating history, an evolving and unpredictable business model and the management of rapid growth. To address these risks, the Company must among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service and attract, retain and motivate qualified personnel. There can be no guarantee that the Company will be successful in addressing such risks.

    The Company expects that its growth may require significant external financing within the next year. While the Company believes that it will be able to obtain such external financing from third parties or from existing shareholders, there can be no guarantee that it can do so at terms acceptable to the Company. If the Company is unable to raise the necessary financing, the Company's business, results of operations and financial condition could be materially affected.

                        Full Moon Interactive Group, Inc.

                          July 31, 1999, 1998 and 1997


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    The Company considers highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

    FURNITURE AND EQUIPMENT

    Furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the lives of the respective leases or over the service lives of the assets for those leases, which substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting and income tax purposes. The estimated lives used in determining depreciation are generally three to five years.

    RECOGNITION OF REVENUE

    Revenue is recognized for time and materials-based arrangements as services are performed and for fixed fee arrangements on the percentage-of-completion method. Under the percentage-of-completion approach, revenues and gross profit are recognized as the work is performed, based on the ratio of costs incurred to total estimated costs, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Customer deposits represent the amount of customer payments received in advance of services being performed.

    PROJECT PERSONNEL AND EXPENSES

    Project personnel and expenses consist primarily of salaries and employee benefits for personnel dedicated to client projects and non-reimbursed direct expenses incurred to complete client projects.

                        Full Moon Interactive Group, Inc.

                          July 31, 1999, 1998 and 1997

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    INCOME TAXES

    Income taxes are accounted for using the liability method, under which deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax basis of assets and liabilities. Deferred tax assets or liabilities at the end of each period are determined using the currently enacted tax rate expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be settled or realized.

    Prior to the date of incorporation (December 31, 1996), the Company did not pay federal or state income taxes. The sole proprietor was taxed individually on the Company's taxable income or loss. Had the Company been a taxable entity for the entire twelve-month period in fiscal 1997, the income tax provision would not be significantly different than the amount reported in the 1997 financial statements. The Company elected to be taxed as a cash basis taxpayer following its date of incorporation. Deferred tax assets and liabilities at July 31, 1999 and 1998 consist primarily of differences between accrual basis reporting for financial statement purposes and the cash basis used for income tax reporting purposes.

    ACCOUNTING FOR STOCK BASED COMPENSATION

    The Company accounts for stock-based compensation using the intrinsic value based method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and provides the pro forma disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market value of the Company's stock over the exercise price at the measurement date. The measurement date is the date on which both the number of shares the stock options are convertible into, and the exercise price, are known.

    SEGMENT REPORTING

     The Company is centrally managed and operates in one business segment: internet architecture.

                        Full Moon Interactive Group, Inc.

                          July 31, 1999, 1998 and 1997


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign exchange contracts, option contracts or hedging arrangements. The Company maintains its cash balances in the form of bank demand deposits and money market accounts with financial institutions that management believes are creditworthy. Accounts receivable are typically unsecured and are derived from transactions with and from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. The Company maintains an allowance for doubtful accounts based on the expected collectibility of accounts receivable.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash equivalents, short-term trade receivables and payables, short-term bank borrowings and amounts due to stockholder. The carrying values of the cash equivalents and short-term trade receivables and payables approximate their fair values. Based on borrowing rates currently used by the Company for financing, the carrying values of the short-term bank borrowings and amounts due to stockholder approximate their estimated fair values.

    USING ESTIMATES

    In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        Full Moon Interactive Group, Inc.

                          July 31, 1999, 1998 and 1997


NOTE C - FURNITURE AND EQUIPMENT

    Furniture and equipment is comprised of the following at July 31:

                                                                  1999        1998
                                                              -----------  -----------
           Computer equipment                                 $   251,824  $   129,551
           Furniture and fixtures                                  33,259       18,323
           Office equipment                                         9,489        9,489
                                                              -----------  -----------
                                                                  294,572      157,363
           Less - accumulated depreciation and amortization      (108,603)     (39,690)
                                                              -----------  -----------

                                                              $   185,969  $   117,673
                                                              ===========  ===========

    Included in computer equipment in 1999 and 1998 is $117,142 and $60,516 of assets acquired under capital leases. Accumulated amortization of assets under capital leases totaled $46,209 and $19,896 at July 31, 1999 and 1998, respectively.

NOTE D - SHORT TERM BORROWINGS

    The Company has a line of credit with its bank, subject to a credit limit of $200,000. The line of credit is guaranteed by the majority stockholder, and matures on February 17, 2000. Advances against the line of credit bear interest at 2% above the bank's reference rate (effective rate of 10% at July 31, 1999).

    On August 2, 1999, the Company's credit limit under the line of credit increased to $400,000 with a maturity date of August 1, 2000.

                        Full Moon Interactive Group, Inc.

                          July 31, 1999, 1998 and 1997

NOTE E - CAPITAL LEASE OBLIGATIONS

    The Company leases certain computer equipment under various agreements which are classified as capital leases. The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of July 31, 1999:

             YEAR ENDED JULY 31,

                      2000                                     $   58,477
                      2001                                         36,652
                                                               ----------

             Total minimum lease payments                          95,129
             Less - amount representing interest                  (20,177)
                                                               ----------

             Present value of net minimum lease payments           74,952
             Less - current portion                               (42,611)
                                                               ----------

             Long-term capital lease obligations               $   32,341
                                                               ==========

NOTE F - INCOME TAXES

    Income tax expense consists of the following:

                                          1999          1998          1997
                                        --------      ---------     --------
             Current
                 Federal                $ 10,075      $   4,034     $ 19,592
                 State                     5,331          2,377        8,149
                                        --------      ---------     --------
                                          15,406          6,411       27,741
                                        --------      ---------     --------
             Deferred
                 Federal                  43,144         77,784       (8,082)
                 State                    11,920         22,778       (3,714)
                                        --------      ---------     --------
                                          55,064        100,562      (11,796)
                                        --------      ---------     --------

                       Total            $ 70,470      $ 106,973     $ 15,945
                                        ========      =========     ========

                        Full Moon Interactive Group, Inc.

                          July 31, 1999, 1998 and 1997

NOTE F - INCOME TAXES - Continued

    A reconciliation from the U.S. federal statutory income tax rates applicable to the Company's level of income to the effective income tax rate is as follows:

                                                             1999      1998     1997
                                                            ------    ------   ------
             U.S. federal statutory rates                     30.1%     32.5%    15.0%
             State income taxes, net of federal tax benefit    6.2       6.0      7.5
             Measurement of net deferred tax assets at
                      expected future rates                      -         -      8.9
             Other                                             1.3         -      1.5
                                                            ------    ------    -----
             Income tax provision                             37.6%     38.5%    32.9%
                                                            ======    ======    =====

     Significant components of the Company's deferred tax assets and liabilities at July 31 are as follows:

                                                                 1999                  1998
                                                              ----------            ----------
             Assets:
                Accounts payable and accrued liabilities      $  165,100            $   55,439
                Allowance for doubtful accounts                    9,710                 9,710
                Unearned income                                  114,620                70,283
                                                              ----------            ----------
                                                                 289,430               135,432
                                                              ----------            ----------
             Liabilities:
                Accounts receivable                             (425,564)             (219,192)
                State taxes                                       (7,696)               (5,006)
                                                              ----------            ----------
                                                                (433,260)             (224,198)
                                                              ----------            ----------
             Net deferred tax liability                       $ (143,830)           $  (88,766)
                                                              ==========            ==========

NOTE G - DUE TO STOCKHOLDER

    At July 31, 1999 and 1998, the Company had amounts due to the principal stockholder of $33,427 and $55,436, respectively, resulting from cash advances from the stockholder for cash flow purposes. The advances are noninterest bearing and due upon demand.

                        Full Moon Interactive Group, Inc.

                          July 31, 1999, 1998 and 1997

NOTE H - EMPLOYEE BENEFIT PLAN

    The Company established a contributory profit sharing plan under Section 401(k) of the Internal Revenue Code covering eligible employees at least 21 years of age and employed for a minimum of one year. The Company may make a matching contribution, to be determined after the close of the calendar year at the Company's discretion. No contributions to the plan were made for the years ended July 31, 1999, 1998 and 1997.


NOTE I - STOCKHOLDERS' EQUITY

    The Company was incorporated on December 30, 1996. Prior to its incorporation, the Company operated as a sole proprietorship of the current principal stockholder. On December 30, 1996, the owner's equity of the sole proprietorship was contributed to the Company in exchange for 850,000 shares of common stock. Following incorporation, the Company issued 150,000 shares of common stock to an employee, resulting in compensation expense of $7,500 in the year ended July 31, 1997.

    In 1998, the Company adopted the 1998 Stock Award Plan (the "Plan"). Under the terms of the Plan, the Company's Board of Directors may grant incentive stock options and nonqualified stock options to directors, officers, employees and consultants to purchase up to an aggregate of 250,000 shares of the Company's common stock.

    Incentive stock options are granted at fair market value on the date of grant as determined by the Board of Directors. Nonqualified stock options are granted at not less than 85% of fair market value on the date of grant as determined by the Board of Directors. Generally, options granted under the Plan expire ten years from the date of grant and vest over five years commencing from the grant date.

                        Full Moon Interactive Group, Inc.

                          July 31, 1999, 1998 and 1997

NOTE I - STOCKHOLDERS' EQUITY - Continued

    Activity under the Plan was as follows for the years ended July 31, was as follows:

                                                 1999                         1998                         1997
                                       -------------------------    -------------------------    --------------------------
                                                      Weighted                     Weighted                      Weighted
                                                      average                       average                      average
                                                      exercise                     exercise                      exercise
                                        Shares         price          Shares         price         Shares         price
                                       ----------    -----------    -----------   -----------    -----------    -----------
        Options outstanding
           August 1                      115,713        $1.00          98,980        $0.85                -        $   -
        Granted                          109,537        $3.74          16,733        $1.92           98,980        $0.85
        Exercised                              -            -               -            -                -            -
        Cancelled                              -            -               -            -                -            -
                                       ---------                     --------                      --------
        Options outstanding,
           July 31                       225,250        $2.33         115,713        $1.00           98,980        $0.85
                                       =========                     ========                      ========
        Options available for
           grant, July 31                 24,750                      134,287                       151,020
                                       =========                     ========                      ========

    Weighted average fair value of options granted during the year are as follows:

                                                                                 1999          1998          1997
                                                                              ----------    ----------    ---------
             Exercise price is below market price at date of grant              $2.31        $    -       $     -
             Exercise price equals market price at date of grant                 0.63          0.31          0.14

    The following information applies to options outstanding at July 31, 1999:

                                                  Options outstanding                       Options exercisable
                                     -----------------------------------------------    ----------------------------
                                                         Weighted
                                                         average         Weighted                         Weighted
                                                        remaining         average                         average
                 Range of               Number         contractual       exercise          Number         exercise
              Exercise prices         outstanding      life (years)        price        exercisable        price
           ----------------------    --------------    -------------    ------------    -------------    -----------
               $0.85 - $1.92            125,713             7              $1.08            98,151          $0.98
                   $3.92                 99,537             9              $3.92            16,962          $3.92

    The fair value of options at date of grant was estimated using the Black-Scholes model with the following assumptions: expected life - 3 years; risk free interest rate - 6%; expected volatility - 0; and no expected dividends.

                        Full Moon Interactive Group, Inc.

                          July 31, 1999, 1998 and 1997

NOTE I - STOCKHOLDERS' EQUITY - Continued

    Had compensation costs for the Company's option plan been determined based on the fair value at the grant dates, as specified by Statement of Financial Standards No. 123, net income would have been:

                                    1999               1998            1997
                               --------------     -------------   -------------
             Net income
                  As reported  $  117,167           $170,950         $32,580
                  Pro forma       101,608            166,726          30,219

NOTE J - LEASE COMMITMENTS

    The Company has entered into non-cancellable operating leases for the Company's office premises and certain vehicles. Rent expense for the years ended July 31, 1999, 1998 and 1997 was $75,507, $58,492 and $34,369,
    respectively.

     The minimum annual payments under noncancellable operating lease agreements as of July 31, 1999 are summarized as follows:

                      Year ending July 31,
                 --------------------------------

                              2000                     $  84,018
                              2001                        52,668
                              2002                        15,681
                              2003                         7,789
                              2004                         7,140
                                                       ---------
                                                       $ 167,296
                                                       =========

NOTE K - MAJOR CUSTOMERS

    During the year ended July 31, 1997, sales to four customers accounted for 30%, 19%, 17% and 16% of total revenue. During the year ended July 31, 1998, sales to three customers accounted for 36%, 18% and 16% of total revenue. During the year ended July 31, 1999, sales to four customers accounted for 16%, 13%, 10% and 10% of total revenue.

                        Full Moon Interactive Group, Inc.

                          July 31, 1999, 1998 and 1997

NOTE L - SUBSEQUENT EVENTS

    On October 26, 1999, the Company received $500,000 in exchange for 35,000 shares of common stock and a warrant to purchase an additional 65,000 shares of the Company's common stock at the price of $.01 per share. The warrant is exercisable up to one year of the agreement.

    On November 23, 1999, the Company's stockholders agreed to exchange all of the outstanding shares of the Company's common stock for shares of eMarketplace, Inc. (a publicly traded company) and shares of TopTeam, Inc., a subsidiary of eMarketplace, Inc. All outstanding employee stock options to purchase the Company's common stock became fully exercisable upon the closing of this agreement. As a result of this transaction, the Company became a wholly-owned subsidiary of TopTeam, Inc.